                          LNB Bancorp, Inc.


                        Exhibit to Form 10 - Q

             (for the nine months ended September 30, 2002)

                     S - K Reference Number (10a)

           The Lorain National Bank Group Term Carve Out Plan dated August 7, 2002.

                      THE LORAIN NATIONAL BANK
                      GROUP TERM CARVE OUT PLAN

       This Group Term Carve Out Plan is made and entered into as of this 7 th day of August, 2002, by and between The Lorain National Bank, a nationally chartered commercial bank located in Lorain, Ohio (the Bank), and the Participant selected to participate in this Plan (the Participant).

                            Introduction

       The Bank wishes to attract and retain highly qualified employees. To further this objective, the Bank is willing to divide the death proceeds of certain life insurance policies owned by the Bank on the lives of the participating employees with the designated beneficiary(ies) of each insured participating employee. The Bank will pay the life insurance premiums from its general assets.

                                     ARTICLE 1
                            DEFINITIONS

       Whenever used in this Plan, the following terms shall have the meanings specified:

     1.1 Base Annual Salary means the base annual salary of the Participant at the earliest of (a) the date of the Participant's death, (b) the date of the Participant's Disability, (c) the Participant's Normal Retirement Date, or (d) the date of the Participant's termination of employment with the Bank. The current Base Annual Salary shall be defined by reference to compensation of the type that would be required to be reported by Securities and Exchange Commission Rule 228.402(b) (17 CFR 228.402(b)), specifically column (c) of that rule's Summary Compensation Table (or any successor provision).

     1.2  Change in Control means any one of the following occurs:

          (a) Merger: LNB Bancorp, Inc. merges into or consolidates with another corporation, or merges another corporation into LNB Bancorp, Inc., and as a result less than a majority of the combined voting power of the resulting corporation immediately after the merger or consolidation is held by persons who were stockholders of LNB Bancorp, Inc. immediately before the merger or consolidation,

          (b)  Acquisition of Significant Share Ownership:  a report on
Schedule 13D or another form or schedule (other than Schedule 13G) is filed or is required to be filed under Sections 13(d) or 14(d) of the Securities Exchange Act of 1934, if the schedule discloses that the filing person or persons acting in concert has or have become the beneficial owner of 20% or more of a class of LNB Bancorp, Inc.'s voting securities, but this clause (b) shall not apply to beneficial ownership of LNB Bancorp, Inc. voting shares held in a fiduciary capacity by an entity of which LNB Bancorp, Inc. directly or indirectly beneficially owns 50% or more of its outstanding voting securities or by an employee benefit plan sponsored or maintained by LNB Bancorp, Inc., the Bank, any parent or subsidiary corporation of LNB Bancorp, Inc. or the Bank, or any entity related to LNB Bancorp, Inc., the Bank, or any parent or subsidiary corporation of LNB Bancorp, Inc. or the Bank by common ownership,

          (c) Change in Board Composition: during any period of two consecutive years, individuals who constitute LNB Bancorp, Inc.'s board of directors at the beginning of the two-year period cease for any reason to constitute a majority of LNB Bancorp, Inc.'s board of directors; provided, however, that ( for purposes of this clause (c) ( each director who is first elected by the board (or first nominated by the board for election by stockholders) by a vote of at least two-thirds (() of the directors who were directors at the beginning of the period shall be deemed to have been a director at the beginning of the two-year period,

          (d) Sale of Assets: LNB Bancorp, Inc. sells to a third party all or substantially all of LNB Bancorp, Inc.'s assets, or

          (e) Change in Control As Defined in a Separate Agreement: if the Participant is a party to a separate employment, severance, or other agreement defining the term change in control, and a change in control, as defined in that separate agreement, is deemed to have occurred.

     1.3 Compensation Committee means either (a) the Compensation Committee designated from time to time by the Bank's board of directors or
(b) a majority of the Bank's board of directors, either of which shall hereinafter be referred to as the Compensation Committee.

     1.4 Disability means the Participant suffers a sickness, accident or injury determined by the carrier of any individual or group disability insurance policy covering the Participant, or by the Social Security Administration, to be a disability rendering the Participant totally and permanently disabled. The Participant must submit proof to the Bank of the carrier's or Social Security Administration's determination upon the request of the Bank.

     1.5  Early Retirement Age means age 55.

     1.6 Early Retirement Date means the month, day, and year in which the Participant's termination of employment occurs, the Participant having reached Early Retirement Age but not having reached the Normal Retirement Age. Early retirement excludes Termination for Cause or termination because of Disability.

     1.7  Insured means the individual whose life is insured.

     1.8 Insurer means the insurance company issuing the life insurance policy on the life of the Insured.

     1.9  Normal Retirement Age means age 65.

     1.10 Normal Retirement Date means the later of the Normal Retirement Age or the date that the Participant terminates or is terminated for any reason other than Termination for Cause.

     1.11 Participant means an employee who (a) is designated by the Compensation Committee as eligible to participate in this Plan, (b) elects in writing to participate in the Plan using the form attached hereto as Exhibit A, and (c) signs a Split Dollar Endorsement for the Policy(ies) in which the Participant is the Insured.

     1.12 Plan means this instrument, including all amendments hereto.

     1.13 Policy or Policies means the individual insurance policy or policies adopted by the Compensation Committee for purposes of insuring a Participant's life under this Plan.

     1.14 Termination for Cause means the Bank terminates the Participant's employment for any of the following reasons:

          (a)  gross negligence or gross neglect of duties,

          (b) commission of a felony or commission of a misdemeanor involving moral turpitude, or

          (c) fraud, disloyalty, dishonesty, or willful violation of any law or significant Bank policy committed in connection with the Participant's employment and, in the Bank's sole judgment, resulting in an adverse effect on the Bank.

     If the Participant is a party to an employment, severance, or other agreement providing that the Participant's employment may be terminated for cause or that benefits provided by the employment, severance, or other agreement may be denied or withheld if cause exists, the term Termination for Cause as used in this Plan includes termination of the Participant's employment for cause or denial or withholding of benefits under the separate employment, severance, or other agreement for cause.

                             ARTICLE 2
                          PARTICIPATION

     2.1 Eligibility to Participate. The Compensation Committee in its sole discretion shall designate from time to time employees who are eligible to participate in this Plan.

     2.2 Participation. A designated employee may participate in this Plan by executing an Election to Participate and a Split Dollar Endorsement for each Policy. The Split Dollar Endorsement shall bind the Participant and his or her beneficiaries, assigns, and transferees to the terms and conditions of this Plan. An employee's participation is limited solely to Policies in which he or she is the Insured.

     2.3 Termination of Participation. A Participant's rights under this Plan shall cease and his or her participation in this Plan shall terminate
(a) if the Participant's employment terminates because of a Termination for Cause, or (b) if the Participant's employment with the Bank terminates before the Early Retirement Age for reasons other than Disability or a leave of absence approved by the Bank or termination within three years after a Change in Control, or (c) if the Participant's employment terminates because of Disability and thereafter the Participant becomes gainfully employed by an entity other than the Bank, or (d) if the Participant engages in or becomes interested in or associated with competitive activities that, in the Bank's sole judgment, constitute a violation of Section 8.4 of this Plan. If the Bank decides to maintain the Policy or Policies after termination of the Participant's participation in the Plan, the Bank shall be the direct beneficiary of the entire death proceeds of the Policy or Policies.

     2.4 The Policy(ies) Shall Be Maintained Until the Participant's Death. If the Participant's employment with the Bank terminates on or after the Early Retirement Age or because of Disability or within three years after a Change in Control, the Bank shall maintain the Policy or Policies in full force and effect, and the Bank shall not amend, terminate, or otherwise abrogate the Participant's interest in the Policy or Policies. However, the Bank may replace each Policy with a comparable insurance policy to cover the benefit provided under this Plan, and in that case the Bank and the Participant shall execute a new Split Dollar Policy Endorsement for each new Policy. Each new Policy or any comparable policy shall be subject to the claims of the Bank's creditors.

                               ARTICLE 3
                    POLICY OWNERSHIP/INTERESTS

     3.1 Participant's Interest. For each Policy or Policies, the Participant or the Participant's assignee shall have the right to designate the beneficiary(ies) of the death benefit amount. Whether under one Policy or more than one Policy, the aggregate death benefit amount for which the Participant or the Participant's assignee may designate the beneficiary(ies) is:

          (a)  PRE-RETIREMENT DEATH BENEFIT.

               (1) BEFORE AGE 65. If the Participant was employed by the Bank at the time of death but had not reached Normal Retirement Age, the death benefit shall be the lesser of (a) 2.75 times the

          Participant's Base Annual Salary, less $50,000 (from the Bank's existing Group Term plan), or (b) $1,000,000, less $50,000 (from the Bank's existing Group Term plan).
               (2) AFTER AGE 65. If the Participant was employed by the Bank at the time of death but had reached Normal Retirement Age, the death benefit shall be the lesser of (a) one times the Participant's Base Annual Salary, less $50,000 (from the Bank's existing Group Term plan), or (b) $1,000,000, less $50,000 (from the Bank's existing Group Term plan), or

          (b) POST-RETIREMENT DEATH BENEFIT (EXCLUDING DISABILITY). If the Participant was no longer employed by the Bank at the time of death, and if termination of employment occurred on or after Early Retirement Age or within three years after a Change in Control but not because of Termination for Cause or Disability, the death benefit shall be the lesser of (1) one times the Participant's Base Annual Salary or (2) $1,000,000, or

          (c) POST-RETIREMENT DEATH BENEFIT AFTER TERMINATION BECAUSE OF DISABILITY. If the Participant terminated employment because of Disability, the death benefit shall be:

               (1) DEATH BEFORE AGE 65: the lesser of (a) 2.75 times the Participant's Base Annual Salary or (b) $1,000,000, if the Participant dies before Normal Retirement Age, or
               (2) DEATH AFTER AGE 65: the lesser of (a) one times the Participant's Base Annual Salary or (b) $1,000,000, if the Participant dies on or after Normal Retirement Age.

     3.2 Bank's Interest. The Bank shall own the Policies and shall have the right to exercise all incidents of ownership, except that the Bank shall not sell, surrender, or transfer ownership of a Policy so long as a Participant has an interest in the Policy as described in section 3.1. However, this provision shall not impair the right of the Bank to terminate this Plan. The Bank shall be the beneficiary of the remaining death proceeds of each Policy after the Participant's Interest is determined according to section 3.1.

                              ARTICLE 4
                              PREMIUMS

     4.1 Premium Payment. The Bank shall pay all premiums due on all Policies.

     4.2 Economic Benefit. The Bank shall determine the economic benefit attributable to the Participant based on the amount of the current term rate for the Participant's age multiplied by the aggregate death benefit payable to the Participant's beneficiary. The current term rate is the minimum amount required to be imputed under Revenue Rulings 64-328 and 66-110, or any subsequent applicable authority.

     4.3 Imputed Income. The Bank shall impute the economic benefit to the Participant on an annual basis.

                                ARTICLE 5
                                ASSIGNMENT

     A Participant may assign without consideration all interests in his or her Policy or Policies and in this Plan to any person, entity, or trust. If a Participant transfers all of his or her interest, then all of that Participant's interest in his or her Policy or Policies and in the Plan shall be vested in his or her transferee, who shall be substituted as a party hereunder, and that Participant shall have no further interest in his or her Policy or Policies or in this Plan.

                              ARTICLE 6
                              INSURER

     Each Insurer shall be bound solely by the terms of that Insurer's corresponding Policy. Any payments an Insurer makes or actions it takes in accordance with a Policy shall fully discharge it from all claims, suits, and demands of all persons relating to that Policy. The Insurers shall not be bound by the provisions of this Plan. The Insurers shall have the right to rely on the Bank's representations with regard to any definitions, interpretations, or Policy interests as specified under this Plan.

                              ARTICLE 7
                          CLAIMS PROCEDURE

     7.1 Claims Procedure. Any person or entity (claimant) who has not received benefits under the Plan that he or she believes should be paid shall make a claim for such benefits as follows:
          7.1.1 Initiation Written Claim. The claimant initiates a claim by submitting to the Bank a written claim for the benefits.

          7.1.2 Timing of Bank Response. The Bank shall respond to such claimant within 90 days after receiving the claim. If the Bank determines that special circumstances require additional time for processing the claim, the Bank can extend the response period by an additional 90 days by notifying the claimant in writing, before the end of the initial 90-day period, that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Bank expects to render its decision.

          7.1.3 Notice of Decision. If the Bank denies part or all of the claim, the Bank shall notify the claimant in writing of the denial. The Bank shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth:

               (a)  The specific reasons for the denial,

               (b) A reference to the specific provisions of the Plan on which the denial is based,

               (c) A description of any additional information or material necessary for the claimant to perfect the claim and an explanation of why it is needed,

               (d) An explanation of the Plan's review procedures and the time limits applicable to such procedures, and

               (e) A statement of the claimant's right to bring a civil action under ERISA Section 502(a) after an adverse benefit determination on review.

     7.2 Review Procedure. If the Bank denies part or all of the claim, the claimant shall have the opportunity for a full and fair review by the Bank of the denial, as follows:

          7.2.1 Initiation Written Request. To initiate the review, within 60 days after receiving the Bank's notice of denial the claimant must file with the Bank a written request for review.

          7.2.2 Additional Submissions Information Access. The claimant shall then have the opportunity to submit written comments, documents, records, and other information relating to the claim. Upon request and free of charge, the Bank shall also provide the claimant reasonable access to and copies of all documents, records, and other information relevant (as defined in applicable ERISA regulations) to the claimant's claim for benefits.

          7.2.3 Considerations on Review. In considering the review, the Bank shall take into account all materials and information the claimant submits relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

          7.2.4 Timing of Bank Response. The Bank shall respond in writing to the claimant within 60 days after receiving the request for review. If the Bank determines that special circumstances require additional time for processing the claim, the Bank can extend the response period by an additional 60 days by notifying the claimant in writing, before the end of the initial 60-day period, that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Bank expects to render its decision.

          7.2.5 Notice of Decision. The Bank shall notify the claimant in writing of its decision on review. The Bank shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth:

               (a)     The specific reasons for the denial,

               (b) A reference to the specific provisions of the Plan on which the denial is based,

               (c) A statement that the claimant is entitled to receive reasonable access to and copies of all documents, records, and other information relevant (as defined in applicable ERISA regulations) to the claimant's claim for benefits upon request and free of charge, and

               (d) A statement of the claimant's right to bring a civil action under ERISA Section 502(a).

                              ARTICLE 8
            AMENDMENT, TERMINATION AND NON-COMPETITION

     8.1 Amendment or Termination of the Plan. Except as otherwise provided in sections 2.4 and 8.2, the Bank may amend or terminate the Plan at any time and the Bank may amend or terminate a Participant's rights under the Plan at any time before a Participant's death by written notice to the Participant.

     8.2 Amendment or Termination of the Plan Upon Change in Control. Anything in this Plan to the contrary notwithstanding, if a Change in Control occurs the Bank or its successor shall maintain in full force and effect each Policy that is in existence on the date the Change in Control occurred and shall not terminate or otherwise abrogate a Participant's interest in the Policy, unless the Bank replaces the Policy with a comparable insurance policy to cover the benefit provided under this Plan and the Bank and the Participant execute a new Split Dollar Policy Endorsement. The Policy or any comparable policy shall be subject to the claims of the Bank's creditors. This Section 8.2 shall apply to all Participants in the Plan on the date the Change in Control occurs, including but not limited to (a) a retired Participant who has an interest in a Policy, (b) a disabled Participant who has an interest in a Policy, and (c) a Participant whose employment terminates within three years after a Change in Control.

     8.3 Waiver. A Participant may waive his or her rights under the Plan at any time. A waiver under this section 8.3 shall be effective if and only if it is in writing and delivered to the Bank's board of directors.

     8.4 Competition. If the Participant has entered into an agreement providing that he or she shall not compete with the Bank, LNB Bancorp, Inc., any direct or indirect parent or subsidiary entity thereof, or any entity related to the Bank, LNB Bancorp, Inc., or their parent or subsidiary entities by common ownership, the Participant shall abide by the terms of that agreement. If the Participant is not subject to such an agreement, the Participant agrees that, without the prior written consent of the Bank, during the term of his or her employment and for a period of one year after the Participant's employment with the Bank terminates the Participant shall not, whether directly or indirectly, engage in any activity, or become interested as a sole proprietor, partner, or a substantial stockholder or become associated in the capacity of employee, director, officer, principal, agent, trustee, or in any other capacity whatsoever with any enterprise that, in the Bank's sole judgment, competes with LNB Bancorp, Inc., the Bank, any parent or subsidiary entity of LNB Bancorp, Inc. or the Bank, or any entity related to LNB Bancorp, Inc., the Bank, or any parent or subsidiary of LNB Bancorp, Inc. or the Bank by common ownership in Lorain County, Ohio or any county that is immediately contiguous to Lorain County. This section shall apply regardless of whether a Change in Control occurs. The sole remedy under this Plan for violation of this Section 8.4 shall be termination of the Participant's participation in the Plan.

                                ARTICLE 9
                              MISCELLANEOUS

     9.1 Binding Effect. This Plan in conjunction with each Split Dollar Endorsement shall bind each Participant and the Bank, their beneficiaries, survivors, executors, administrators, and transferees, and any Policy beneficiary.

     9.2 No Guarantee of Employment. This Plan is not an employment policy or contract. It does not give a Participant the right to remain an employee of the Bank, nor does it interfere with the Bank's right to discharge a Participant. It also does not require a Participant to remain an employee nor interfere with a Participant's right to terminate employment at any time.

     9.3 Applicable Law. The Plan and all rights hereunder shall be governed by and construed according to the laws of the State of Ohio, except to the extent preempted by the laws of the United States of America.

     9.4 Notice. Any notice, consent, or demand required or permitted to be given under the provisions of this Plan by one party to another shall be in writing, shall be signed by the party giving or making the same, and may be given either by delivering the same to such other party personally, or by mailing the same to such party by United States certified mail, postage prepaid, addressed to his/her last known address as shown on the records of the Bank. The date of such mailing shall be deemed the date of such mailed notice, consent, or demand.

     9.5 Entire Agreement. This Plan constitutes the entire agreement between the Bank and the Participant as to the subject matter hereof. No rights are granted to the Participant under this Plan other than those specifically set forth herein.

     9.6 Administration. The Bank shall have the powers that are necessary to administer this Plan, including but not limited to:

          (a)    interpreting the provisions of the Plan,

          (b) establishing and revising the method of accounting for the Plan,

          (c)     maintaining a record of benefit payments, and

          (d) establishing rules and prescribing any forms necessary or desirable to administer the Plan.

     9.7 Designated Fiduciary. For purposes of the Employee Retirement Income Security Act of 1974, if applicable, the Bank shall be the named fiduciary and plan administrator under the Plan. The named fiduciary may delegate to others certain aspects of the management and operation responsibilities of the plan, including the employment of advisors and the delegation of ministerial duties to qualified individuals.

     9.8 Severability. If for any reason any provision of this Plan is held invalid, such invalidity shall not affect any other provision of this Plan not held invalid, and each such other provision shall continue in full force and effect to the full extent consistent with law. If any provision of this Plan is held invalid in part, such invalidity shall not affect the remainder of such provision not held invalid, and the remainder of such provision, together with all other provisions of this Plan, shall continue in full force and effect to the full extent consistent with law.

     9.9 Headings. The headings of sections herein are included solely for convenience of reference and shall not affect the meaning or interpretation of any provision of this Plan.

     9.10 IRC (1035 Exchanges. The Participant recognizes and agrees that the Bank may after this Plan is adopted wish to exchange the Policy or Policies for another contract of life insurance insuring the Participant's life. Provided that the Policy is replaced (or intended to be replaced) with a comparable policy of life insurance consistent with the requirements of section 2.4 herein, the Participant agrees to provide medical information and cooperate with medical insurance-related testing required by a prospective Insurer for implementing the Policy or Policies or, if necessary, for modifying or updating to a comparable Insurer per Section 2.4. The Participant's inability to pass an insurability determination for purposes of obtaining a comparable replacement Policy or Policies does not permit the Bank to abrogate the Participant's interest in the Policy or Policies without the Participant's consent.

     IN WITNESS WHEREOF, the Bank has executed this Plan as of the date first indicated above.

                                            BANK:
                                            THE LORAIN NATIONAL BANK

                                            By: /s/ Gary C. Smith


                                            Title: President & CEO

                             EXHIBIT A

                    THE LORAIN NATIONAL BANK
                    GROUP TERM CARVE OUT PLAN

                     ELECTION TO PARTICIPATE

     I, [        Name of Participant      ], an eligible employee as
determined in section 2.1 of The Lorain National Bank Group Term Carve Out
Plan (the Plan) dated                                        , 2002, as the
same may have been amended, hereby elect to become a Participant of the Plan in accordance with Section 2.2 of the Plan. Additionally, I acknowledge that I have read the Plan document and that I agree to be bound by its terms, particularly the covenant on my part set forth in Section 9.10 of the Plan to provide medical information and cooperate with medical insurance-related testing required by an Insurer to issue a comparable insurance policy to cover the benefit provided under this Plan.


       Executed this                   day of              , 200       .


       Witness                            Participant

                  SPLIT DOLLAR POLICY ENDORSEMENT TO
           THE LORAIN NATIONAL BANK SPLIT DOLLAR AGREEMENT

                   ATTACHED TO POLICY NUMBER
                ON THE LIFE OF [     INSURED     ]

     Supplementing and amending the application of The Lorain National Bank
(the Bank) on                              , 200        to         Insurance
Company (the Insurer), the undersigned Owner requests that the above-referenced policy shall provide for the following beneficiary designation and limited contract ownership rights to the Insured:

     1. Upon the death of the insured, proceeds shall be paid in one sum to the Bank as Owner, or to its successors or assigns, to the extent of the Owner's interest in the policy. It is hereby provided that the Insurer may rely solely upon a statement from the Owner as to the amount of proceeds the Owner is entitled to receive under this paragraph.

     2. Any proceeds at the death of the Insured in excess of the amount paid under the provisions of the preceding paragraph shall be paid in one sum to


          Primary Beneficiary, Relationship, Social Security Number


          Contingent Beneficiary, Relationship, Social Security Number

     The exclusive right to change the beneficiary for the proceeds payable under this paragraph, to elect any optional method of settlement for the proceeds paid under this paragraph that is available under the terms of the policy, and to assign all rights and interests granted under this paragraph are hereby granted to the Insured. The sole signature of the Insured shall be sufficient to exercise said rights. The Owner retains all contract rights not granted to the Insured under this paragraph.

     3. It is agreed by the undersigned that this designation and limited assignment of rights shall be subject in all respects to the contractual terms of the policy.

     4. Any payment directed by the Owner under this endorsement shall be a full discharge of the Insurer, and such discharge shall be binding on all parties claiming any interest under the policy.

     The undersigned is signing in a representative capacity for the Owner and warrants that he or she has the authority to bind the entity on whose behalf this document is being executed.

     This endorsement rescinds and supersedes any and all prior endorsements
for this policy.  Signed at                             on this        day of
                                    , 200      .

INSURED:                                OWNER:
                                        THE LORAIN NATIONAL BANK


                                        By:
[     Insured     ]
                                        Title: